UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 11, 2006, Hersha Hospitality Limited Partnership, the operating partnership of Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”), entered into a Purchase and Sale Agreement (the “Agreement”) with CNL Hospitality Partners, LP (“CNL”), pursuant to which Hersha will purchase the remaining two-thirds interest (the “Interest”) in its joint venture with CNL, HT/CNL Metro Hotels, L.P. (the “HT/CNL Joint Venture”). The HT/CNL Joint Venture owns all of the equity interests in Chelsea Grand East, LLC, which in turn owns the fee interest in the Hampton Inn Manhattan - Chelsea (the “HI Chelsea”). The Interest is exchangeable for Hersha’s operating partnership units or common shares of beneficial interest at an exchange price of $6.7555 per share or unit.

The purchase price for the Interest is approximately $25.4 million. The parties expect to close the transaction on or before October 9, 2006. The closing is subject to lender and franchisor consents and other customary closing conditions. As a result, there can be no assurance that Hersha will close on the acquisition of the Interest under the terms of the Agreement or in the projected timeframe or at all. Hersha’s joint venture with CNL has been reported on its financial statements as an unconsolidated joint venture interest. As a result of this transaction, the financial results of the Hampton Inn Manhattan-Chelsea will be reported as a consolidated, wholly-owned hotel.

Hersha has deposited $1.5 million (the “Deposit”) with an escrow agent, and the Deposit shall be credited to Hersha at closing. If Hersha terminates the Agreement prior to closing, the escrow agent will return the Deposit to Hersha. If Hersha defaults on the Agreement or a closing fails to occur despite the satisfaction by CNL of its conditions to its obligation to close, CNL shall receive the Deposit as liquidated damages.

The preceding description of the material terms of the Agreement is qualified in its entirety by reference to the terms of the actual Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Purchase and Sale Agreement, dated July 11, 2006, by and between CNL Hospitality Partners, LP and Hersha Hospitality Limited Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: July 17, 2006	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer